Exhibit 99.1

Mirati Therapeutics Reports Fourth Quarter and Full Year 2013 Financial Results

SAN DIEGO, March 17, 2014 /PRNewswire/ — Mirati Therapeutics, Inc. (“Mirati”) (NASDAQ: MRTX) today reported financial results for the fourth quarter and year ended December 31, 2013 and provided a corporate update.

2013 Corporate Highlights

•                  Completed transformational corporate reorganization by recruiting highly experienced precision oncology team, listing company common stock on NASDAQ and establishing corporate headquarters in San Diego, CA

•                  Defined development strategies for the Company’s three oncology assets, positioning the Company to deliver key clinical data for each program in 2014

•                  Optimized and selected new formulation of MGCD265 tyrosine kinase inhibitor with the goal of initiating dose expansion cohorts in the first half of 2014

•                  Advanced preclinical development of MGCD516, a tyrosine kinase inhibitor with development focused on targeting Trk, RET and DDR families with the goal of initiating Phase 1 development in the first half of 2014

•                  Initiated dose confirmation study for mocetinostat in patients with myelodysplastic syndrome and progressed discussions with the FDA on Phase 3 plans

•                  Strengthened financial position with public equity financing in Q4 2013 that generated net proceeds of $54.2 million

“In 2013, we transformed the company into a strong oncology development organization focused on achieving key milestones for each of the precision oncology therapeutic candidates in our pipeline. We have recruited an accomplished management team which has refined the clinical development strategies for all of our programs to target driver mutations and mechanisms of drug resistance in precisely defined patient populations. We have also restructured the corporation and completed a financing that will allow us to aggressively advance our pipeline,” said Dr. Charles Baum, president and CEO of Mirati. “In 2014, we will build on this foundation by reaching important milestones in our three development programs that will drive value by generating meaningful clinical data.”

Key Milestones for 2014

MGCD265 program

•                  Initial data readout from cohorts of patients with non-small cell lung cancer and head and neck cancer whose tumors have driver mutations in Axl and MET or dysregulation of their signaling pathways

MGCD516 Program

•                  Determine clinically active dose(s) for studies in cancer patients selected for genetic driver alterations in pathways that are potently inhibited by MGCD516

Mocetinostat Program

•                  Obtain a Special Protocol Assessment from the FDA and plan for a  potential registration study in patients with myelodysplastic syndromes

•                  Initiate studies in patients with non-Hodgkin’s lymphoma and solid tumors which have genetic alterations that have been shown to increase tumor responsiveness to mocetinostat in preclinical models

Fourth Quarter and Year Ended December 31, 2013 Financial Results

Cash, cash equivalents, and short-term investments were $62.1 million as of December 31, 2013 compared to $37.0 million as of December 31, 2012.

Research and development expenditures for the fourth quarter of 2013 were $4.3 million, compared to $5.0 million for the same period in 2012. The reduction primarily reflects reduced costs for MGCD265 and MGCD290, the latter of which the Company is no longer actively pursuing internally, partially offset by increased expenses for mocetinostat and MGCD516. Research and development expenditures were $19.8 million for the year ended December 31, 2013, compared to $15.1 million for the year ended December 31, 2012. The increase primarily reflects increased costs for mocetinostat and MGCD516, costs associated with organizational changes implemented in 2013 and reduced costs for MGCD290 and a reduction in investment tax credits versus the prior year.

General and administrative expenses for the fourth quarter of 2013 were $2.5 million, compared to $1.4 million for the same period in 2012.  General and administrative expenses were $11.1 million for the year ended December 31, 2013, compared to $5.4 million for the year ended December 31, 2012. The increase for both periods primarily reflects higher compensation costs, including stock-based compensation costs, associated with management changes in 2013 and for the year costs related to the recent corporate reorganization.

Other expense, net for the fourth quarter of 2013 was $3.5 million compared to other income, net of $0.1 million for the same period in 2012. Other expense, net in the year ended December 31, 2013 was a $20.9 million compared to other income, net of $0.2 million for the same period in 2012. The increase in net expense for both periods of 2013 primarily reflects expense arising from the change in fair value of our warrant liability.

Net loss and comprehensive loss for the fourth quarter was $11.2 million, or $0.97 per share, compared to net loss and comprehensive loss of $6.3 million, or $0.79 per share, for the same period in 2012. Net loss and comprehensive loss for the year ended December 31, 2013 was $52.9 million, or $4.78 per share, compared to net loss and comprehensive loss of $20.3 million, or $3.00 per share, for the year ended December 31, 2012.

About Mirati Therapeutics

Mirati Therapeutics is a targeted oncology company developing an advanced pipeline of breakthrough medicines for precisely defined patient populations. Mirati’s approach combines the three most important factors in oncology drug development - drug candidates with complementary and compelling targets, creative and agile clinical development, and a highly accomplished precision medicine leadership team. The Mirati team is using its proven blueprint for developing targeted oncology medicines to advance and maximize the value of its pipeline of drug candidates. More information is available at www.mirati.com.

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, may constitute forward-looking information and forward-looking statements (collectively “forward-looking statements” within the meaning of applicable securities laws). Such statements, based as they are on the current expectations of management of Mirati and upon what management believes to be reasonable assumptions based on information currently available to it, inherently involve numerous risks and uncertainties, known and unknown, many of which are beyond Mirati’s control. Such statements can usually be identified by the use of words such as “may”, “would”, “believe”, “intend”, “plan”, “anticipate”, “estimate” and other similar terminology, or state that certain actions, events or results “may” or “would” be taken, occur or be achieved. Forward-looking statements in this release include, but are not limited to, statements regarding the potential for MGCD265 to inhibit driver mutations in Met and Axl pathways, ability to determine optimal dose for MGCD516, and the ability to obtain an SPA from the FDA.

Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict. These risks include those inherent in drug development, whether Mirati will be able to obtain financing when needed or on favorable terms, and other risks described in Mirati’s filings with the Securities and Exchange Commission. In evaluating any forward-looking statements in this release, Mirati cautions readers not to place undue reliance on any forward-looking statements. Unless otherwise required by applicable securities laws, Mirati does not intend, nor does it undertake any obligation, to update or revise any forward-looking statements contained in this news release to reflect subsequent information, events, results or circumstances or otherwise.

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,
	2013	2012
Assets
Current assets
Cash, cash equivalents and short-term investments	$62,070	$36,983
Other current assets	2,145	2,346
Total current assets	64,215	39,329

Other assets	—	139
Property and equipment, net	322	333
Total assets	$64,537	$39,801

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	5,245	5,340
Warrant liability	33,407	—
Total current liabilities	38,652	5,340

Other liability	—	45
Total liabilities	38,652	5,385

Stockholders’ equity	25,885	34,416

Total liabilities and stockholders’ equity	$64,537	$39,801

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data, unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Expenses
Research and development	$4,320	$4,977	$19,797	$15,081
General and administrative	2,527	1,375	11,144	5,394
Restructuring costs	1,025	—	1,025	—
Total operating expenses	7,872	6,352	31,966	20,475

Loss from operations	(7,872)	(6,352)	(31,966)	(20,475)

Other income (expense), net	(3,498)	57	(20,916)	228

Loss before income taxes	(11,370)	(6,295)	(52,882)	(20,247)

Income tax expense (benefit)	(138)	12	(23)	39

Net loss	$(11,232)	$(6,307)	$(52,859)	$(20,286)

Unrealized loss on available-for-sale investments	(13)	—	(13)	—

Comprehensive loss	(11,245)	(6,307)	(52,872)	(20,286)

Basic and diluted net loss per share	$(0.97)	$(0.79)	$(4.78)	$(3.00)

Weighted average number of shares used in computing net loss per share, basic and diluted	11,642	7,966	11,057	6,763